Exhibit 99.1

Craft Brewers Alliance and Kona Brewing Co. Strengthen Partnership by Agreeing to Merge

As a Wholly Owned Subsidiary Kona Brewing Will Remain Hawaii-based, Enhance Distribution and Marketing Capabilities

PORTLAND, Ore.--(BUSINESS WIRE)--August 3, 2010--Craft Brewers Alliance, Inc. (CBA) (Nasdaq: HOOK), has entered into a merger agreement that will strengthen a nine-year partnership with Kona Brewing Co. (Kona). As a result of the merger agreement, Kona will become a wholly owned subsidiary of CBA and have the opportunity to expand its brand and distribution while maintaining its craft brewery operations in Hawaii.

“We are thrilled to welcome Kona Brewing fully into the Craft Brewers Alliance family,” said Terry Michaelson, CEO of CBA. “Over the past nine years, we have worked alongside Kona to help build the brand in Hawaii and on the mainland, and we have been continuously impressed by the quality of Kona's hand-crafted beers and their reflection of Hawaii’s heritage and culture. We look forward to new opportunities to grow the Kona brand.”

CBA is an independent, publicly traded craft brewing company with a history of partnering with authentic beer brands including Widmer Brothers, Redhook and Goose Island. The merger will assist Kona by providing the financial, marketing and distribution capabilities that it needs to share its “Liquid Aloha” with more consumers in Hawaii and the U.S. mainland.

“We’re excited about unlocking the full potential of Kona’s unique brews, and Craft Brewers Alliance has been a real advocate for our brand and our story,” said Mattson Davis, president and Chief Executive Officer of Kona. “This strengthened commitment to our partnership has been nine years in the making and provides us with the resources and expertise to take our operations to the next level. CBA has always respected and shown appreciation for our tradition, culture and passion for brewing exceptional beers in Kailua-Kona on Hawaii’s Big Island.”

Following the merger, Davis will continue to serve as president and CEO of Kona and will work closely with Michaelson to nurture the authenticity of the Kona brand and position it for long-term growth on the U.S. mainland. In addition, the current owners of Kona will receive an equity stake in the combined entity.

Rich Tucciarione will remain Brewmaster at Kona and the brewery’s operations will remain in Kailua-Kona on Hawaii’s Big Island, where the company takes an active role in supporting community events like the annual Kona Brewers Festival. Kona also takes proactive steps to minimize its impact on the natural resources of the island community, adopting programs that focus on solar energy, waste minimization, resource conservation, and support of local farmers and agriculture.

About Craft Brewers Alliance

Craft Brewers Alliance operates the Widmer Brothers brewery in Portland, Ore., and Redhook breweries in Woodinville, Wash., and Portsmouth, N.H. The company distributes its award-winning brews and those of Kona and Goose Island throughout the U.S. via a network of wholesale distributors. Redhook, at the forefront of the domestic craft brewing segment since its formation in 1981, is widely recognized for brewing excellence at domestic and international brewing competitions. Widmer Brothers, founded by brothers Kurt and Rob Widmer in 1984, was among the first to introduce U.S. consumers to the American wheat beer style largely through the popularity of its award-winning flagship beer, Widmer Hefeweizen, an unfiltered wheat beer typically served with a lemon. For more information, visit www.craftbrewers.com.

About Kona Brewing Co.

Kona Brewing Co. was started in the spring of 1994 by a father and son team that had a dream to create fresh, local island brews made with spirit, passion and quality. It is a Hawaii-born and Hawaii-based craft brewery that prides itself on brewing the freshest beer of exceptional quality, closest to market. The company is headquartered where it began, in Kailua-Kona on Hawaii’s Big Island. It has grown into Hawaii’s largest brewery, has three restaurant sites in Hawaii and beer distribution reaching 28 states and Japan. The brewery was named the fastest growing top-50 craft brewing company in the country based on 2008 sales figures. It posted 19.8 percent year-over-year growth in 2009 and is now the 13th largest craft brewer in the U.S. For more information call 808-334-BREW or visit www.KonaBrewingCo.com.

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